Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Second Quarter Results
Solid Plant Nutrition North America results partially offset weakness in Salt and
Plant Nutrition South America; Maintaining full-year EPS guidance.

Second-Quarter Highlights:

•	Salt earnings declined year-over-year due to carry-over impact of mild winter weather

•	Plant nutrition business strengthening in North America while South America pressured by delays in farmer purchases

•	Significant actions underway to reduce cost and streamline organization

•	Full-year EPS guidance remains unchanged

OVERLAND PARK, Kan. (August 7, 2017) – Compass Minerals (NYSE: CMP) reported a second-quarter loss of $6.4 million, or $0.19 per diluted share, compared to earnings of $6.3 million, or $0.18 per diluted share, in the second quarter of 2016.

“Despite a strong performance this quarter in our Plant Nutrition North America business, our results were pressured by increased costs in the Salt segment and sluggish plant nutrition sales in South America,” said Fran Malecha, Compass Minerals’ president and CEO. “While this has been a challenging period, I am pleased with the progress we have made in positioning our plant nutrition business for growth and in aggressively identifying areas across the company for cost reductions. Because of the expected benefits of these efforts, our full-year earnings-per-share guidance remains unchanged.”

Total revenue increased 35 percent to $228.0 million from $169.5 million in the prior-year quarter. This increase was primarily driven by the addition of $66.1 million in revenue from the acquisition of Produquímica Indústria e Comércio S.A. (Produquímica) and a modest increase in Plant Nutrition North America sales.

Consolidated operating income declined to $6.0 million in the second quarter of 2017 from $15.5 million in the prior-year quarter as a result of lower earnings in the Salt segment.

Compass Minerals Reports Second Quarter Earnings

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sales	$228.0	$169.5	$615.8	$515.2
Operating earnings	$6.0	$15.5	$47.4	$89.8
Operating margin	2.6%	9.1%	7.7%	17.4%
Net (loss) earnings	$(6.4)	$6.3	$15.1	$56.0
Diluted (loss) earnings per share	$(0.19)	$0.18	$0.44	$1.65
EBITDA(1)	$32.4	$33.9	$102.3	$129.3
Adjusted EBITDA(1)	$34.2	$34.8	$104.0	$129.4

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT SEGMENT
Salt segment revenue in the second quarter of 2017 declined $10.1 million from second-quarter 2016 results to $109.0 million, primarily due to a 16 percent year-over-year reduction in highway deicing revenue and a 2 percent decline in consumer and industrial revenue. The carry-over impact of two consecutive mild winters resulted in a 10 percent decline in second-quarter highway deicing sales volumes, while average sales price for these products dropped 6 percent. A 4 percent reduction in consumer and industrial sales volumes was offset partially by a 2 percent increase in average selling prices.

Salt segment operating earnings totaled $10.7 million compared to $23.3 million in the second quarter of 2016. In addition to lower revenue, operating earnings and margin were pressured by a significant increase in per-unit salt costs. Much of the increased costs resulted from lower operating rates as the company adjusted its production plans to meet lower expected demand for bulk and packaged deicing products. Additionally, the on-going implementation of continuous mining at the Goderich mine produced a short-term cost impact in the quarter.

Bid Season Update
Approximately 65 percent of the annual North American highway deicing bidding process has been completed. The company estimates that market-wide demand has contracted approximately 5 percent when compared to the 2016-2017 bid season, as average winter weather in Canada muted bid volume declines resulting from very mild winter in the U.S. The company’s bid

Compass Minerals Reports Second Quarter Earnings

season results to date indicate that Compass Minerals’ expected average awarded bid price will decline 3 to 4 percent versus prior-season’s results.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sales	$109.0	$119.1	$383.8	$411.2
Operating earnings	$10.7	$23.3	$56.1	$106.0
Operating margin	9.8%	19.6%	14.6%	25.8%
EBITDA(1)	$23.4	$34.6	$81.7	$128.0
EBITDA(1) margin	21.5%	29.1%	21.3%	31.1%
Sales volumes (in thousands of tons):
Highway deicing	948	1,058	4,439	4,782
Consumer and industrial	424	442	966	924
Total salt	1,372	1,500	5,405	5,706
Average sales prices (per ton):
Highway deicing	$49.95	$53.02	$54.12	$58.08
Consumer and industrial	$145.32	$142.47	$148.65	$144.38
Total salt	$79.44	$79.39	$71.01	$72.06

(1)	EBITDA is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

PLANT NUTRITION NORTH AMERICA SEGMENT
Second-quarter 2017 revenue for the Plant Nutrition North America segment increased 6 percent from prior-year results to $50.5 million. This growth was driven by a 5 percent year-over-year increase in sales volumes.

Plant Nutrition North America segment operating earnings surged 62 percent above second-quarter 2016 results to $7.6 million and generated an operating margin of 15.0 percent compared to 9.8 percent in the prior-year period. These improvements resulted from a 9 percent reduction in per-unit costs as lower sulfate of potash (SOP) manufacturing costs more than offset a modest rise in SG&A expense related to increasing the innovation and commercialization capabilities of the plant nutrition business.

Compass Minerals Reports Second Quarter Earnings

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sales	$50.5	$47.8	$99.7	$98.9
Operating earnings	$7.6	$4.7	$15.2	$10.0
Operating margin	15.0%	9.8%	15.2%	10.1%
EBITDA(1)	$16.2	$13.1	$32.7	$26.3
EBITDA(1) margin	32.1%	27.4%	32.8%	26.6%
Sales volumes (in thousands of tons)	78	74	157	148
Average sales price (per ton)	$642	$651	$633	$670

(1)	EBITDA is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

PLANT NUTRITION SOUTH AMERICA SEGMENT
Second-quarter revenue for the Plant Nutrition South America segment totaled $66.1 million, which was below company expectations primarily resulting from delayed purchases of agriculture products in Brazil due to slower-than-expected liquidation of 2016-2017 harvests. Second-quarter operating earnings were $0.8 million. Additional historical information for this segment can be found in the Second-Quarter 2017 Business Update presentation at www.compassminerals.com/investorrelations.

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Sales	$66.1	$127.4
Operating earnings	$0.8	$2.6
Operating margin	1.2%	2.0%
EBITDA(1)	$6.4	$13.5
EBITDA(1) margin	9.7%	10.6%
Sales volumes (in thousands of tons)
Agriculture	79	139
Chemical solutions	72	144
Total sales volumes	151	283
Average sales prices (per ton):
Agriculture	$519	$553
Chemical solutions	$350	$352
Total Plant Nutrition South America	$439	$451

(1)	EBITDA is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Compass Minerals Reports Second Quarter Earnings

OTHER FINANCIAL HIGHLIGHTS
Income tax in the second quarter of 2017 resulted in a benefit of $1.5 million, compared to an expense of $1.0 million in the 2016 second quarter.

Other expense totaled $1.8 million, compared to $0.9 million in the prior-year quarter. This year-over-year change was primarily driven by increased foreign exchange losses.

Year-to-date, the company has reduced long-term debt by approximately $70 million.

RESTRUCTURING PLAN
The company initiated a restructuring plan in July 2017 designed to reduce ongoing costs and further streamline the organization. In addition to reducing personnel, the company has reorganized its operations team to report directly to the respective business units. These changes are expected to drive more effective decision-making and greater efficiency. These initiatives are expected to result in a charge of approximately $4 million in the third quarter of 2017.  Combined with other cost-saving actions taken in the first half of 2017, which resulted in charges of $1.3 million, the company expects to achieve about $10 million in cost reductions this year and approximately $20 million in ongoing savings beginning in 2018.

OUTLOOK
Challenging market fundamentals for the company's salt business are expected to result in pricing pressure for deicing products during the second half of the year, although the company expects Salt segment sales volumes to exceed prior year results if winter weather conditions are average.

Given year-to-date results for Plant Nutrition North America, the company has increased its sales volume expectations for full-year 2017. Average selling prices for these products are expected to remain stable. Operating margins, however, are expected to contract in the second half of 2017 when compared to the first half of the year due to increased depreciation expense related to the final commissioning of new assets at the company's Ogden, Utah facility.

Compass Minerals Reports Second Quarter Earnings

In the Plant Nutrition South America business, the company's sales volumes have been negatively impacted by delayed and reduced purchasing by the company's distribution customers, however sales of its higher-value products sold directly to farmers have remained strong. While this has reduced expected sales volumes for the year, the continued growth of direct-to-farmer sales is anticipated to result in a more profitable sales mix and improved operating margins when compared to prior year.

Given these factors and the expected cost savings from its restructuring program, the company is maintaining its earnings-per-share guidance for full-year 2017 of $3.00 to $3.50.

2017 OUTLOOK: FULL YEAR EPS - $3.00 to $3.50
Salt Segment	2H17	FY17
Volumes	5.9 million to 6.3 million tons	11.3 million to 11.6 million tons
Average selling price (per ton)	$68 to $72
Operating earnings margin	24% to 26%
Plant Nutrition North America Segment
Volumes	165,000 to 185,000 tons	320,000 to 340,000 tons
Average selling price (per ton)	$610 to $650
Operating earnings margin	9% to 11%
Plant Nutrition South America Segment
Volumes	450,000 to 550,000 tons	750,000 to 850,000
Average selling price (per ton)	$550 to $590 (R$1,800 to R$1,900)
Operating earnings margin	18% to 20%
Corporate
Corporate and other expense		~$58 million
Interest expense		~$55 million
Depreciation, depletion and amortization		~$122 million
Capital expenditures		$125 to $140 million
Effective tax rate		~20%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, August 8, 2017, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 9699797. Outside of the U.S. and Canada, callers may dial +1-720-452-9074. Replays of the call will be available on the company’s website.

Compass Minerals Reports Second Quarter Earnings

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/investorrelations.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations and Assistant Treasurer	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses the non-GAAP financial measures EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions

Compass Minerals Reports Second Quarter Earnings

or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to position itself for growth; cost reductions; results of the deicing bidding process, including market-wide demand, bid volumes and bid price; ability to increase plant nutrition business capabilities; its expectations regarding its restructuring plan, including its ability reduce costs, streamline the organization, drive effective decision-making and greater efficiency, third quarter 2017 charges and cost savings; pricing pressure for deicing products; sales growth, sales mix and operating margins; and the company’s outlook for the second half of 2017 and the full year of 2017, including its expectations regarding earnings per share (“EPS”), volumes, average selling prices, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (v) the ability to successfully integrate acquired businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Compass Minerals Reports Second Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net (loss) earnings	$(6.4)	$6.3	$15.1	$56.0
Interest expense	12.3	5.6	26.0	11.4
Income tax (benefit) expense	(1.5)	1.0	4.8	21.0
Depreciation, depletion and amortization	28.0	21.0	56.4	40.9
EBITDA	$32.4	$33.9	$102.3	$129.3
Adjustments to EBITDA:
Other expense, net(1)	1.8	0.9	1.7	0.1
Adjusted EBITDA	$34.2	$34.8	$104.0	$129.4

(1)	Primarily includes interest income and foreign exchange gains and losses.

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$10.7	$23.3	$56.1	$106.0
Depreciation, depletion and amortization	12.7	11.3	25.6	22.0
Segment EBITDA	$23.4	$34.6	$81.7	$128.0
Segment sales	109.0	119.1	383.8	411.2
Segment EBITDA margin	21.5%	29.1%	21.3%	31.1%

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Reported GAAP segment operating earnings	$7.6	$4.7	$15.2	$10.0
Depreciation, depletion and amortization	8.6	8.4	17.5	16.3
Segment EBITDA	$16.2	$13.1	$32.7	$26.3
Segment sales	50.5	47.8	99.7	98.9
Segment EBITDA margin	32.1%	27.4%	32.8%	26.6%

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Reported GAAP segment operating earnings	$0.8	$2.6
Depreciation, depletion and amortization	5.4	10.7
Earnings in equity method investee	0.2	0.2
Segment EBITDA	$6.4	$13.5
Segment sales	66.1	127.4
Segment EBITDA margin	9.7%	10.6%

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sales	$228.0	$169.5	$615.8	$515.2
Shipping and handling cost	40.6	37.1	134.3	126.5
Product cost	142.5	91.1	355.0	244.8
Gross profit	44.9	41.3	126.5	143.9
Selling, general and administrative expenses	38.9	25.8	79.1	54.1
Operating earnings	6.0	15.5	47.4	89.8
Other (income)/expense:
Interest expense	12.3	5.6	26.0	11.4
Net (earnings) loss in equity investee	(0.2)	1.7	(0.2)	1.3
Other, net	1.8	0.9	1.7	0.1
(Loss) earnings before income taxes	(7.9)	7.3	19.9	77.0
Income tax (benefit) expense	(1.5)	1.0	4.8	21.0
Net (loss) earnings	$(6.4)	$6.3	$15.1	$56.0
Basic net (loss) earnings per common share	$(0.19)	$0.18	$0.44	$1.65
Diluted net (loss) earnings per common share	$(0.19)	$0.18	$0.44	$1.65
Cash dividends per share	$0.72	$0.695	$1.44	$1.39
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,823	33,784	33,813	33,766
Diluted	33,823	33,787	33,813	33,769

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 169,000 and 163,000 weighted participating securities for the three and six months ended June 30, 2017, respectively, and 146,000 and 149,000 weighted participating securities for the three and six months ended June 30, 2016, respectively.

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$33.9	$77.4
Receivables, net	176.3	320.9
Inventories	287.9	280.6
Other current assets	41.4	36.1
Property, plant and equipment, net	1,116.8	1,092.3
Intangible and other noncurrent assets	641.6	659.2
Total assets	$2,297.9	$2,466.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$82.8	$130.2
Other current liabilities	171.2	241.8
Long-term debt, net of current portion	1,172.8	1,194.8
Deferred income taxes and other noncurrent liabilities	177.4	182.6
Total stockholders' equity	693.7	717.1
Total liabilities and stockholders' equity	$2,297.9	$2,466.5

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended
	June 30,
	2017	2016
Net cash provided by operating activities	$143.2	$149.9

Cash flows from investing activities:
Capital expenditures	(55.6)	(94.8)
Investment in equity method investee	—	(4.7)
Other, net	(2.7)	(1.5)

Net cash used in investing activities	(58.3)	(101.0)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	100.3	183.5
Principal payments on revolving credit facility borrowings	(122.6)	(80.5)
Proceeds from issuance of long-term debt	11.6	400.0
Principal payments on long-term debt	(59.2)	(473.4)
Acquisition-related contingent consideration payment	(12.8)	—
Dividends paid	(48.9)	(47.1)
Fees paid to refinance debt	—	(1.5)
Deferred financing costs	(0.2)	(3.5)
Proceeds received from stock option exercises	0.3	0.7
Excess tax benefit (deficiency) from equity compensation awards	—	(0.2)
Other, net	1.0	—

Net cash used in financing activities	(130.5)	(22.0)
Effect of exchange rate changes on cash and cash equivalents	2.1	7.4
Net change in cash and cash equivalents	(43.5)	34.3
Cash and cash equivalents, beginning of the year	77.4	58.4

Cash and cash equivalents, end of period	$33.9	$92.7

Compass Minerals Reports Second Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$109.0	$50.5	$66.1	$2.4	$228.0
Intersegment sales	—	2.0	—	(2.0)	—
Shipping and handling cost	29.7	6.9	4.0	—	40.6
Operating earnings (loss)	10.7	7.6	0.8	(13.1)	6.0
Depreciation, depletion and amortization	12.7	8.6	5.4	1.3	28.0
Total assets	868.0	582.9	790.0	57.0	2,297.9

Three Months Ended June 30, 2016	Salt	Plant Nutrition North America(2)	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$119.1	$47.8	$—	$2.6	$169.5
Intersegment sales	—	1.9	—	(1.9)	—
Shipping and handling cost	31.4	5.7	—	—	37.1
Operating earnings (loss)	23.3	4.7	—	(12.5)	15.5
Depreciation, depletion and amortization	11.3	8.4	—	1.3	21.0
Total assets	899.1	702.7	—	54.8	1,656.6

Six Months Ended June 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$383.8	$99.7	$127.4	$4.9	$615.8
Intersegment sales	—	2.9	—	(2.9)	—
Shipping and handling cost	112.7	13.6	8.0	—	134.3
Operating earnings (loss)	56.1	15.2	2.6	(26.5)	47.4
Depreciation, depletion and amortization	25.6	17.5	10.7	2.6	56.4

Six Months Ended June 30, 2016	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$411.2	$98.9	$—	$5.1	$515.2
Intersegment sales	—	2.1	—	(2.1)	—
Shipping and handling cost	114.4	12.1	—	—	126.5
Operating earnings (loss)	106.0	10.0	—	(26.2)	89.8
Depreciation, depletion and amortization	22.0	16.3	—	2.6	40.9

(1)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.

(2)	In 2016, total assets for Plant Nutrition North America include the equity investment in Produquímica.